EXHIBIT 5.1

[Walgreen Co. Letterhead]

August 11, 2003

Dear Ladies and Gentlemen:

I have acted as counsel for Walgreen Co., an Illinois corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company proposes to register $25,000,000 of Deferred Compensation Obligations (the "Obligations") of the Company, issuable in connection with the Company Executive Deferred Profit-Sharing Plan (the "Plan"). I have examined such records and documents as I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Obligations, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting enforcement of creditor’s rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding at equity or law.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Julian A. Oettinger

Julian A. Oettinger

Senior Vice President,

General Counsel and Secretary